                                                                    EXHIBIT 10.1

                       GREAT WOLF LODGE LICENSE AGREEMENT

                                    BETWEEN

                        THE GREAT LAKES COMPANIES, INC.

                                      AND

                        JIM PATTISON ENTERTAINMENT LTD.

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                       GREAT WOLF LODGE LICENSE AGREEMENT

                               TABLE OF CONTENTS

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Paragraph                 Heading                                                     Page
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   1.     DEFINITIONS .............................................................      4

   2.     GRANT OF LICENSE ........................................................      9

   3.     RESTRICTED TERRITORY ....................................................      9

   4.     TERM ............................... ....................................      9

   5.     FEES ....................................................................      9

   6.     PREMISES SELECTION; CONSTRUCTION AND FURNISHING OF LODGE ................     10

   7.     OBLIGATIONS OF LICENSOR .................................................     12

   8.     OBLIGATIONS OF LICENSEE .................................................     13

   9.     LICENSED MARKS ..........................................................     16

  10.     WORLD WIDE WEB ..........................................................     17

  11.     MARKETING PROGRAM .......................................................     18

  12.     FF&E PROGRAM ............................................................     19

  13.     REPRESENTATIONS AND WARRANTIES ..........................................     19

  14.     STATEMENTS AND RECORDS ..................................................     21

  15.     TRANSFER, ASSIGNMENT, AND OPERATION BY MANAGEMENT CO ....................     21

  16.     INSURANCE; INDEMNITY ....................................................     23

  17.     DEFAULT AND TERMINATION .................................................     25

  18.     CONDEMNATION AND CASUALTY ...............................................     27

  19.     NOTICES .................................................................     28

  20.     GOVERNING LAW; DISPUTE RESOLUTION; LITIGATION; ATTY'S FEES ..............     29

  21.     MISCELLANEOUS ...........................................................     29

                                        2
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LIST OF EXHIBIT

EXHIBIT 1 - RESTRICTED TERRITORY

EXHIBIT 2 - PREMISES

EXHIBIT 3 - LICENSED MARKS

EXHIBIT 4 - SCHEDULED DATE FOR COMMENCEMENT OF CONSTRUCTION AND COMMENCEMENT OF OPERATIONS

EXHIBIT 5 - MANUALS

EXHIBIT 6 - DOMAIN NAMES

EXHIBIT 7 - PLANS,DRAWINGS, AND SPECIFICATIONS OF LODGE

EXHIBIT 8 - TERMINATION PROCEDURES

EXHIBIT 9 - FF&E PROGRAM/FF&E ITEMS

EXHIBIT 10 - CONFIDENTIALITY PROVISIONS

EXHIBIT 11 - ADDITIONAL OPERATIONAL REQUIREMENTS

EXHIBIT 12 - SHAREHOLDER NON-COMPETITION AGREEMENTS

      THIS LICENSE AGREEMENT (the "Agreement") is made and entered into this 30th day of January, 2004 by The Great Lakes Companies, Inc., a Wisconsin corporation or its assigns ("Licensor") and Jim Pattison Entertainment Ltd., a British Columbia corporation ("Licensee").

1.    DEFINITIONS

In addition to the terms that are defined in other parts of this Agreement, the following terms have the indicated meanings:

"Adjusted Gross Revenue" means Gross Revenue after deducting the following items: (i) charges to guests for Food & Beverage, (ii) telephone charges, (iii) federal, provincial and municipal excise, sales, occupancy and use taxes collected directly from patrons, guests or users of the Lodge or as a part of the sales prices of any goods, services or displays, such as gross receipts, or similar or equivalent taxes, (iv) meeting room rentals, (v) any non-vending machine revenues, (vi) any vending machine revenues from machines not owned or leased by Licensee (other than sales commissions or other remuneration received by Licensee with respect to such machines), (vii) the proceeds payable to Licensee by reason of any hazard insurance policies, title insurance policies, or items of a similar nature (but excluding business interruption insurance policies), (viii) the proceeds of any permanent taking by condemnation or eminent domain by any public authority of all or any part of the Lodge, (ix) the proceeds from any foreign exchange activity, (x) any cash or credit rebates or refunds paid to patrons, guests, lessees, concessionaires or other users of the Lodge, any correction of overcharges, the price of any merchandise given in exchange of other merchandise which does not result in additional income (or, if such exchanges result in additional income, that part of the price of such merchandise equal to the price of the returned merchandise), and any other items of the nature of those items set forth herein, (xi) the proceeds to Licensee from the sale or other disposition of the Lodge or any part thereof or other assets of Licensee not sold in the ordinary course of business, (xii) any proceeds from settlement of legal proceedings which are not designated for loss of actual or potential revenue, (xiii) interest on the Reserve, (xiv) discounts and/or similar deductions or charges by American Express, Visa, Mastercard, and other credit card issuers, and (xv) security deposits (except as applied or forfeited).

"Additional Lodge" means an additional Great Wolf Lodge developed and Operated by Licensee pursuant to a license entered into by Licensor and Licensee.

"Affiliates" means, with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. A natural person or entity which has an entity as an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity.

"Business Day" means any day of the week except Saturday, Sunday or any statutory holiday observed in the Province of Ontario.

"Casualty" means destruction or damage to the Lodge by Force Majeure.

"Collateral Arrangements" means the Management Services Agreement, the Reservation System Agreement, the Construction Management Services Agreement, Purchase and Sale Agreement

                                        4
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Land, Purchase and Sale Agreement Plans and Specifications, and Purchase and
Sale Agreement Site Studies and Analysis.

"Condemnation" means the taking or sale of the Lodge for public use by or to a government or public agency legally authorized to do so, permanently or temporarily, including taking of such a substantial portion of the Lodge that continued operation in accordance with Standards, or with adequate parking facilities, is commercially impractical.

"Construction Management Services Agreement" means the contract between Licensor, or an Affiliate of Licensor, and Licensee for providing Licensee with certain construction management services.

"CPI" means the Consumer Price Index for the Province of Ontario, All-items (1992=100), published by Statistics Canada. The change in the CPI for a given calendar year will be equal to the increase (if any) in the index published in the then-current calendar year over the index published in the immediately preceding calendar year, expressed as a percentage.

"Default Rate" means the lower of (1) the prime rate of interest on Canadian dollar commercial loans made in Canada, as announced by Royal Bank of Canada or its successor from time to time, plus 4.0% per annum, or (2) the highest rate permitted under applicable law.

"Effective Date" means the date of this Agreement.

"Event of Insolvency" with respect to a party means the occurrence of any one of the following events:

            (i)   if such party:

                  (A) Is wound up, dissolved or liquidated, (except in connection with a bonafide corporate reorganization or in circumstances in which as one of the steps involved, substantially all of its property and assets are acquired by an Affiliate) or becomes subject to the provisions of the Winding-up Act or has its existence terminated or has any resolution passed therefor; or

                  (B) makes a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act, or any similar legislation, or has any resolution passed authorizing any such action; or

                  (C) proposes a compromise or arrangement under the Companies' Creditors Arrangement Act or files any petition or answer seeking any reorganization, arrangement, composition, readjustments, liquidation, dissolution or similar relief for itself under any present or future law relative to bankruptcy, insolvency, or other relief for debtors or for the benefit of creditors; or

            (ii) if a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against the party seeking any reorganization,

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                  arrangement, composition, readjustment, liquidation,
                  dissolution, winding-up, termination of existence, declaration of bankruptcy or insolvency or similar relief under any present or future law relating to companies' bankruptcy, insolvency, or other relief for or against debtors, and such party acquiesces in the entry of such order, judgment or decree or such order, judgment or decree remains unvacated or unstayed for an aggregate of 60 days (whether or not consecutive) from the day of entry thereof; or if any trustee in bankruptcy, receiver, receiver and manager, liquidator or any other officer with similar powers is appointed for such party of all or any substantial part of its property with the consent or acquiescence of such party and such appointment remains unvacated or unstayed for an aggregate of 30 days (whether or not consecutive); or

            (iii) if such party is insolvent; or

            (iv) if a creditor of such party seizes, whether by way of writ, seizure, garnishee, or otherwise, any material portion of the Lodge or the assets thereof, and such seizure, writ, garnishee, or order remains unvacated or unstayed for an aggregate of 60 days, whether or not consecutive.

"Expiration Date" means 11:59 p.m., Niagara Falls, Ontario, Canada time on the date which is ten years from the Opening Date.

"FF&E" means furniture, fixtures, equipment, interior and exterior signs, and supplies.

"FF&E Program Purchases" means purchases made under the FF&E Program described in Paragraph 12.

"Food & Beverage" means any restaurant, catering, banquet rooms, bar/lounge, entertainment, room services, in-room servi-bar, retail food or beverage operation, and similar services.

"Force Majeure" means acts of God, war, insurrection, civil commotion, outbreaks of disease, explosions, blockades, riots, insurrections, epidemics, washouts, nuclear and radiation activity or fall-out, strikes or lockouts, terrorism, embargoes, lack of water, materials, power or telephone transmissions specified or reasonably necessary in connection with the construction, refurbishment, equipping, operation, ownership or management of the Lodge, fire, hurricanes, unavoidable casualties, failure of any applicable governmental authority to issue required governmental permits, suspension, termination or revocation of any material governmental permit required for the operation of the Lodge, and any other occurrence, event or condition beyond the reasonable control of Licensee or Licensor, whichever is applicable.

"Great Wolf Lodge" means a Northwoods themed hotel and indoor water park resort facility operating under the System and identified as a Great Wolf Lodge.

"Gross Rooms Sales" means gross revenues attributable to or payable for rentals of Guest Rooms at the Lodge, (including all fees charged to guests of the Lodge for water park admission or use, but excluding charges to non-guests for water park admission or use), but excluding the following: (i) charges to guests for Food & Beverage, (ii) telephone charges (iii) security

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deposits (except as applied or forfeited), (iv) federal, provincial and municipal excise, sales, occupancy and use taxes collected directly from patrons, guests or users of the Lodge on rentals of Guest Rooms at the Lodge, or similar or equivalent taxes, (v) the proceeds from any foreign exchange activity, (vi) any cash or credit rebates or refunds paid to patrons or guests for rentals of Guest Rooms at the Lodge, (vii) discounts and/or similar deductions or charges by American Express, Visa, Mastercard, and other credit card issuers, (viii) charges to guests for Internet usage, (ix) charges to guests for premium television channel usage/rentals, and (x) charges to guests for other in-room service usage, including video game (i.e., Nintendo) usage.

"Gross Revenue" means all recorded income and revenue of every kind resulting from the operation of the Lodge and all of its facilities and received by Licensee, including all revenue received from transient guests, tenants, licensees, concessionaires and other persons occupying space at and/or rendering services to guests of the Lodge (but not the gross receipts received by such tenants, licensees, concessionaires and other persons); provided however, that Gross Revenue shall not include (i) the proceeds of any loan to Licensee, or
(ii) any deposits made by Licensee.

"Guest Room(s)" means each rentable unit in the Lodge consisting of a room or suite of rooms generally used for overnight guest accommodations, entrance to which is controlled by one key. Adjacent rooms with connecting doors that can be locked and rented as separate units shall be deemed to be separate Guest Rooms.


"Licensee Indemnitees" means Licensee and its Affiliates and their officers, directors, attorneys, employees, shareholders, agents, successors and assigns.

"Licensor Indemnitees" means Licensor and its Affiliates and their officers, directors, attorneys, employees, shareholders, agents, successors and assigns.

"License" means the exclusive right to develop and Operate a Great Wolf Lodge(R) on the Premises using the System and Licensed Marks, all in accordance with the Standards and Manuals.

"Licensed Marks" mean those tradenames, trademarks, service marks, trade dress, copyrights, logos, insignia, emblems, symbols, slogans, distinguishing characteristics, domain names, or other indicia of origin, and associated or used in connection with System, including the marks set forth on Exhibit 3 and similar intellectual property rights that Licensor designates from time to time to be used in the System.

"Lodge" means the Great Wolf Lodge(R) operated by Licensee on the Premises pursuant to the terms and conditions of this Agreement.

"Management Services Agreement" means the contract between Licensor, or an Affiliate of Licensor, and Licensee for providing Licensee with certain management services.

"Manuals" means Licensor's materials containing Licensor's instructions and policy statements for equipping, furnishing, supplying, operating, maintaining and marketing the Lodge, as set forth on Exhibit 5.

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"Marketing" means international (including Canada), national, provincial, regional or local advertising, public relations and marketing programs and market research.

"Marketing Program" means the Great Wolf Lodge Marketing Program described in Paragraph 11.

"Opening Date" means the date on which Licensee has opened the Lodge for business to the general public.

"Operate" means to own, in whole or in part, and/or manage, operate, use, lease, finance, sublease, or provide management and operations services.

"Person" means an individual, a partnership (including a limited partnership), a body corporate, a limited liability company, an association, trust, trustee, an executor, an administrator, a legal representative, a joint venture, an unincorporated organization and a governmental entity or any subdivision thereof.

"Plans and Specifications" means the concept and/or design plans and specifications and working drawings, plans and specifications for the development of a Great Wolf Lodge on the Premises, developed and delivered in accordance with the Plans and Specifications Contracts, and as they may modified or amended after the date hereof in accordance with this Agreement including, without limitation, those plans and specifications described on Exhibit 7.

"Plans and Specifications Contracts" means the agreements entered into by Niagara Glen-View Tent & Trailer Park Company and by Licensor in connection with the development of the Plans and Specifications and identified in the Purchase and Sale Agreement Plans and Specifications.

"Premises" means the area as described on Exhibit 2 or Approved by Licensor.

"Purchase and Sale Agreement Land" means the contract between Niagara Glen-View Tent & Trailer Park Company and Jim Pattison Developments Ltd. dated as of the date hereof, for the purchase of certain land in Niagara Falls, Canada.

"Purchase and Sale Agreement Plans and Specifications" means the contract between Niagara Glen-View Tent & Trailer Park Company and Licensee dated as of the date hereof, for the purchase of certain plans and specifications.

"Purchase and Sale Agreement Site Investigations and Studies" means the contract between Niagara Glen-View Tent & Trailer Park Company and Jim Pattison Developments Ltd. dated as of the date hereof, for the purchase of certain site investigations and studies.

"Renovations" means the upgrading, repairs, refurbishing, remodeling, repainting or other redecorating of the interior, exterior, Guest Rooms, public areas and grounds of the Lodge and replacement of FF&E.

"Reservation System" means the system for offering booking and communicating Guest Room reservations for Great Wolf Lodges(R) and other lodging facilities owned, Operated or licensed by Licensor or its Affiliates, as such Reservation System may be modified from time to time.

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"Reservation System Agreement" or "Reservations Agreement" means the contract between an Affiliate of Licensor, and Licensee for providing Licensee with access to and use of the Reservation System.

"Reserve" means a separate account into which Licensee must contribute funds for the payment of renovations to the Lodge, as set forth in Paragraph 8(g).

"Restricted Territory" means the specifically designated territory described in
Exhibit 1.

"Standards" means the standards for management and operation of the Lodge by Licensee in connection with the System, as established by Licensor in the Manuals.

"System" means Licensor's proprietary system for providing a hotel resort and indoor waterpark facility with a high standard of service, courtesy and cleanliness using the "Great Wolf Lodge(R)" trademark and includes Licensor's Manuals, Licensed Marks, Standards, Marketing Program, FF&E Program Purchases, Reservation System Agreement and other programs and procedures described in this Agreement, which distinguish and are unique to Great Wolf Lodges.

"Term" means the Initial Term, as may be extended by any Renewal Terms.

"Termination Event" means that an Event of Default has occurred with respect to a party under Paragraph 17(a) and has not been cured by the Defaulting Party following receipt of a Default Notice in accordance with Paragraph 17(b), and the Non-defaulting Party has elected to treat such failure to cure the Event of Default as a Termination Event and terminate the Agreement in accordance with Paragraph 17(c).

2.    GRANT OF LICENSE

      (a) License to Operate the Lodge. Licensor grants to Licensee and Licensee accepts this License to Operate a Great Wolf Lodge as part of the System on the Premises pursuant to the terms and conditions of this Agreement. The License granted under this Agreement pertains only to the Lodge at the Premises, and Licensee shall not use the System in connection with any other hotel, resort and/or facility (including any theme park, amusement park and/or facility) at any time or with any goods or services offered for sale anywhere in the world other than (i) in connection with the Lodge and as expressly permitted under this Agreement, or (ii) pursuant to a separate written agreement between Licensee and Licensor.

      (b) License to Plans and Specifications. Licensor grants to Licensee and Licensee accepts, a perpetual, irrevocable, non-exclusive, royalty-free right and license to use the Plans and Specifications solely to (1) develop and Operate the Lodge, and (2) develop and Operate any Additional Lodge, subject to and in accordance with the terms of this Agreement. The license granted under this Paragraph 2(b) pertains only to the Lodge at the Premises, and Licensee shall not use the Plans and Specifications in connection with any other hotel, resort and/or facility (including any theme park, amusement park and/or facility) at any time, except in connection with an Additional Lodge. Upon termination of this Agreement, Licensee will continue to have the right to use the Plans and Specifications in accordance with the terms and conditions of this Paragraph 2(b), solely in connection with the Lodge at the Premises or any Additional Lodge,

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subject to the requirements of Paragraph 17(d) of this Agreement regarding
De-Identification with respect to the Lodge at the Premises). Licensee's use of the Plans and Specifications is subject to the following provisions:

            (i) Modifications of Plans and Specifications. Licensee will have the right to modify the Plans and Specifications, but Licensor will retain all right, title and interest in and to all intellectual property rights throughout the world in and to such modifications, including all rights (including moral rights) under copyright (the "Modifications"). The Modifications will be deemed part of the Plans and Specifications, and will be subject to the license granted under this Paragraph 2(b). Licensor's use of the Plans and Specifications in connection with projects other than the Lodge at the Premises shall be at Licensor's own risk. Licensee makes no warranty, express or implied, with respect to any such use of the Plans and Specifications by Licensor. Licensor shall indemnify, defend and hold Licensee harmless against and from all losses, costs, damages, claims, expenses, liabilities and other harm resulting from any such use of the Plans and Specifications by Licensor.

            (ii) As Is, Where Is. Licensee acknowledges that the Plans and Specifications are licensed on an "as is, where is" basis as they shall exist on the date hereof. No representation, warranty or condition is expressed or can be implied as to title, encumbrance, description, fitness for purpose, merchantability, condition, quantity or quality, or in respect of any other matter or thing whatsoever concerning the Plans and Specifications.

3.    RESTRICTED TERRITORY

During the Term, neither Licensor nor its Affiliates will, directly or indirectly, Operate or license any Person to Operate in the Restricted Territory a Great Wolf Lodge, Great Bear Lodge, Blue Harbor Resort, or any hotel resort with an indoor water park, or any business under the System.

4.    TERM

      (a) Initial Term. This Agreement and the License granted hereunder shall be for ten (10) years from the Opening Date and will expire without notice on the Expiration Date (the "Initial Term"), subject to renewal or earlier termination as set forth in this Agreement.

      (b) Renewal Term. The Initial Term of this Agreement will be automatically extended for up to four (4) successive five-year renewal terms (the "Renewal Terms") upon the same provisions and conditions as set forth in this Agreement, as long as Licensee is not in material default under any of its obligations under this Agreement or any of the Collateral Arrangements beyond any applicable cure period at the time of the expiration of the Initial Term or applicable Renewal Term. Licensee will have the right, in its sole discretion, to terminate this Agreement at the conclusion of the Initial Term or any Renewal Term by notifying Licensor in writing of Licensee's exercise of such right no later than three (3) months prior to the end of such Term.

5.    FEES

      (a) Initial License Fee. On execution of this Agreement by Licensor and Licensee, Licensee will pay Licensor an initial license fee of one (1) dollar ($1.00).

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      (b)   License Fee. Beginning on the Opening Date, Licensee will pay
Licensor a monthly license fee equal to three percent (3%) of the Adjusted Gross Revenue.

      (c) Brand Marketing Fee. Beginning on the Opening Date, Licensee will pay Licensor or its designee a monthly brand marketing fee equal to up to one percent (1%) of the Gross Rooms Sales to support international (including Canada), national, provincial, regional or local advertising, and Licensor will contribute this fee to the Marketing Program and expend the fee in accordance with the terms of Paragraph 11.

      (d) FF&E Purchasing Fee. Beginning on the Effective Date, Licensee agrees to pay Licensor (or an Affiliate of Licensor) a purchasing fee as set forth in Paragraph 12 on all purchases made under the FF&E Program for FF&E required in connection with the initial startup of the Lodge. The purchasing fee will not apply to items required after initial startup in connection with ongoing operations or maintenance and repair of the Lodge.

      (e) Reports and Payments. All fees calculated on Adjusted Gross Revenue, Gross Rooms Sales, and FF&E Program Purchases payable under the Agreement are due and payable monthly on the fifteenth (15th ) day of the next month (and if such day falls on a weekend or holiday, then on the next Business Day) without notice or demand by Licensor. No later than the fifteenth (15th) day of each month (and if such day falls on a weekend or holiday, then on the next Business
Day) Licensor shall have received from Licensee, on forms prescribed by Licensor, statements stating the fees due to Licensor during the preceding month (or other applicable period) itemized by revenue producing activity as specified by Licensor, the Gross Revenue, the Adjusted Gross Revenue, Gross Rooms Sales and FF&E Program Purchases at the Lodge for the prior month.

      (f) Taxes. Licensee shall, in addition to any other payments required under this Agreement, pay and fully indemnify Licensor in respect of all taxes, charges, fees, levies, duties or other assessments which are levied or imposed by any government or governmental authority of Canada by reason of any transaction contemplated by this Agreement, including, without limitation, sales, use, transfer, value added, goods and services, and similar taxes, and any interest or penalties related to any of the foregoing, but excluding taxes on the net income or capital of the Licensor, franchise tax imposed on the Licensor, and withholding taxes lawfully imposed in respect of a payment hereunder (or a portion thereof) under the Income Tax Act (Canada) or the regulations thereto. In the case of any such withholding taxes, Licensee shall
(i) deduct the applicable tax, (ii) file all required forms, (iii) pay the tax for Licensor's account in a timely manner, and (iv) provide Licensor with receipts for the payments and true copies of the forms filed.

      (g) Currency. All amounts payable to Licensor under this Agreement, whether for fees, reimbursement of expenses or otherwise, shall be payable at an address designated by Licensor in Canadian Dollars. Furthermore, all amounts set forth in this Agreement are designated in Canadian Dollars.

      (h) Interest. If any fee or any other amount due Licensor is not paid within fourteen (14) days after such payment is due, Licensee will pay interest on such unpaid amount at a rate equal to the Default Rate until such time as the unpaid amount and interest has been paid.

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      (i)   Determination of Fees. Fees will be determined in accordance with the accounting methods of the then current Uniform System of Accounts for Lodging Industry (currently the Ninth Revised Edition, 1996), or such other accounting methods as may otherwise be specified by Licensor from time to time in the Manuals.

6. PREMISES; PLANS, DRAWINGS AND SPECIFICATIONS; FINAL INSPECTION; CONSTRUCTION AND FURNISHING OF LODGE

      (a)   Premises. The Premises is described on Exhibit 2.

      (b) Relocation of Lodge. Licensee may not relocate the Lodge to another location in the Restricted Territory without first obtaining Licensor's Approval for the new location. If Licensee relocates the Lodge subject to the terms of this Paragraph 6, the new location will be the "Premises" as that term is used in this Agreement.

      (c) Plans, Drawings and Specifications. Licensee must notify Licensor in writing of any change orders or other modifications to the Plans and Specifications. All change orders or other modifications must be Approved by Licensor and Licensee. The Licensor will either: (i) give such Approval; or (ii) provide the Licensee with 'written notice that the Licensor is withholding its approval (together with the reasons for withholding same), in either case, within five (5) Business Days, in the case of material changes (e.g., any change relating to the exterior, interior room layout, waterpark layout, or structural elements), or three (3) Business Days in the case of any change that is not material (e.g., paint color). If the Licensor does not deliver either (i) or
(ii) above within the applicable approval period, Licensor's Approval will be deemed to have been given.

      (d) Furnishing of the Lodge. Licensee will furnish the Lodge in accordance with the specifications provided by Licensor for this purpose.

      (e) Construction Inspection. Licensor will have the right to conduct periodic inspections during construction of the Lodge. Licensor may require any corrections and modifications that Licensor reasonably considers necessary to bring the Lodge into compliance with the Approved plans, drawings and specifications.

      (f) Final Inspection. Licensor will have the right to conduct a final inspection of the completed Lodge. Licensor may require any corrections and modifications Licensor reasonably considers necessary to bring the Lodge into compliance with the Approved plans, drawings and specifications. The Lodge will not be allowed to open to the public until one of Licensor's representatives has inspected the Lodge and confirmed in writing that the Lodge has been constructed, equipped, decorated, and furnished in compliance with this Agreement, including the plans, drawings and specifications. Licensee will promptly correct any unauthorized variance from the requirements of this Agreement, including the approved plans, drawings and specifications.


      (g) Commencement of Construction; Commencement of Operation; Force Majeure. Licensee agrees to commence construction of the Lodge by the date set forth on Exhibit 4 and to commence the operation of the Lodge by the date set forth on Exhibit 4. If construction, or required zoning or license permits, are delayed by circumstances beyond Licensee's control, including any Force Majeure, the scheduled date of commencement of construction and the schedule date of commencement of operations set forth on Exhibit 4 will be adjusted by a period of time equal to such delay.

7.    OBLIGATIONS OF LICENSOR

      (a) Manuals. Licensor will loan to Licensee at least three (3) sets of each Manual, which remain the property of Licensor. Any copying of the Manuals (or any portion thereof) by Licensee or its agents is strictly prohibited.

      (b) Software. Licensor will require Licensee to use certain computer software programs designated by Licensor in connection with the operation of the Lodge; provided that such computer software programs are compatible with Licensee's corporate accounting computer software. Licensee must execute the necessary software agreements to Operate the Lodge.

      (c) Preopening-Date Activities. Licensor or its Affiliates will perform the Precommencement-Date Activities described in this Subparagraph. Licensor will not charge Licensee a fee for the Precommencement-Date Activities, but Licensee will reimburse Licensor and its Affiliates for their travel and other direct, out of pocket expenses in performing the Precommencement-Date Activities. The Precommencement-Date Activities are the following:

            (i) Licensor will provide Licensee with a team, whose members Licensor will select, to assist in Licensee's preparation for the Opening Date. Licensee shall allow the team members access to relevant Lodge personnel. The team members may spend such time at the Lodge as Licensor deems appropriate to provide the assistance. Licensee will reimburse Licensor for the personnel furnished by Licensor for this purpose at the daily rate designated by Licensor, acting reasonably;

            (ii) Licensor will provide initial orientation training for Licensee and the Lodge's general manager or other designee and up to two (2) additional persons at a location Licensor designates. The orientation will introduce Licensee to the System. Licensee shall pay the salary, travel costs and expenses of its trainees while in training; and

            (iii) Licensor will visit the Lodge before the Opening Date to determine if the Lodge is in compliance with the System, Standards and Manuals; and

            (iv) Licensor will review the sales and marketing plan developed by Licensee for the Lodge. This review will be for the purpose of enabling Licensor to initiate those complementary marketing and sales activities that Licensor may deem appropriate. At least ninety (90) days prior to the Opening Date, Licensee will provide Licensor with a copy of the sales and marketing plan to permit Licensor to conduct this review.

      (d) Confidentiality. Licensor will maintain in confidence all information provided by Licensee about the Lodge's operations and profitability in accordance with the provisions of Exhibit 10.

      (e) Marketing Program. Licensor will provide the Marketing Program in accordance with Paragraph 11. In addition, Licensor will grant Licensee full access to Licensor's library of marketing and advertising materials approved for current use in connection with Great Wolf Lodges, and Licensee may use any such marketing and advertising materials provided that Licensee pays the incremental cost of duplicating. Licensee may not modify any of such marketing and advertising materials without the Approval of Licensor.

      (f) FF&E Purchases Program. Licensor will provide the FF&E Purchases Program in accordance with Paragraph 12.

      (g) Policing of Licensed Marks and System. Licensor will vigorously defend, police and enforce Licensor's rights with respect to the System and Licensed Marks, and shall bring appropriate actions or proceedings against infringers or other unlawful users at Licensor's sole expense.

      (h) Operational Inspections. Licensor will inspect the Lodge and evaluate the Lodge's compliance with the System, Standards, and Manuals at such times and intervals as Licensor deems necessary or desirable (but in no event less than one (1) time per year). Licensor will have the right to inspect the Lodge and its operations at any time, with or without prior notice to Licensee. Licensor will use its good faith efforts to conduct inspections of the Lodge and its operations in a manner that does not unreasonably interfere with Licensee's ability to Operate the Lodge. If the Lodge fails to comply with the System, Standards or Manuals, Licensor may, at Licensor's option and at Licensee's cost, require an action plan to correct any deficiencies.

      (i) Licensed Marks. Licensor agrees to diligently pursue Canadian registrations of the Licensed Marks to the extent that such registrations have previously been obtained in the United States, and to maintain such registrations when granted. Licensor will pay all filing fees, attorney's fees and other charges and costs in connection therewith.

      j) Non-Competition of Shareholders. Licensor shall enter into and maintain non-competition agreements with the shareholders listed below, contemporaneously with this Agreement. Such non-competition agreements shall be in the form attached as Exhibit 12. Licensor will use its good faith efforts to enforce such non-competition agreements, provided that such enforcement has a reasonable probability of success on the merits. Licensee will be responsible for the cost of bringing any such action to enforce any such agreement after the first anniversary of the termination of the respective Shareholder's employment with Great Lakes; provided, however, that Licensee may waive the requirement that Licensor attempt enforcement during such period, in which event Licensor shall not be in default of its obligations under this Paragraph. The shareholders who shall be subject to such agreements are: Bruce Neviaser, Craig Stark, Thomas Sather, Marc Vaccaro, Kim Schaefer, and Eric Lund.

8.    OBLIGATIONS OF LICENSEE

      (a) Conform to Standards and Manuals. The Standards and Manuals define the System and thereby give distinctiveness to the Licensed Marks and enhance the public image and reputation of the Great Wolf Lodges(R) operating within the System. Licensee agrees to Operate the Lodge in strict conformity with the Standards and Manuals. During the Term, Licensee shall at all times implement all portions of the System in its operation of the Lodge and shall not permit any business establishment on the Premises that does not meet the standards for business establishments set forth in the Standards and Manuals.

      (b) Licensor May Update the System, Standards and Manuals. To remain competitive and respond to new technology, guest needs, and market conditions, Licensor may modify, alter, change, delete or add to the System, Standards and Manuals, and Licensee acknowledges such rights; provided that such modifications, alterations, changes, deletions, or additions (i) are intended in good faith to enhance the System, Standards and Manuals, (ii) are uniformly enforced and applied against all Great Wolf Lodges Operated by Licensor, its Affiliates and its licensees, (iii) the changes in any given year do not impose or result in a financial impact against Licensee of more than CDN$250,000 in that year (so that, for example, over a two year period Licensee could be required to make changes at a cost of up to CDN$500,000), and (iv) are tested by Licensor before implementation. The CDN$250,000 annual limitation in the preceding sentence will be adjusted annually to reflect increases in CPI during the preceding year. Licensor will provide Licensee with reasonable notice of each change in the System, Standards and Manuals before it goes into effect.

      (c) Maintain System Image and Operate Legally. Licensee will maintain a high moral and ethical standard and atmosphere at the Lodge and will Operate the Lodge in a clean, orderly, safe and respectable manner and in compliance with this Agreement, the Standards and Manuals, and all applicable laws, while providing efficient, courteous and high-quality, service to the public. Licensee will not Operate in any manner which adversely reflects on Licensor's name and goodwill or on the Licensed Marks and associated goodwill.

      (d) Products, Goods and Services. Licensee will sell and offer for sale only such products, goods and services which Licensor may Approve. If Licensee desires to use any Licensed Marks on any Approved products or goods in connection with the operation of the Lodge, Licensor will enter into a royalty-free, non-exclusive, limited license with an Approved manufacturer, in form reasonably acceptable to Licensor, authorizing such Approved manufacturer to produce the Approved products or goods under the Licensed Marks.

      (e) Operate Solely as a Great Wolf Lodge. Licensee agrees to use the Lodge solely for the operation of a hotel resort and water park facility and for related Approved purposes, and to refrain from using or permitting the use of the Lodge for any other purpose or activity, except as otherwise provided in this Agreement, and Licensee covenants not to sell or lease any of the Guest Rooms as anything other than hotel rooms.

      (f) Renovations, Maintenance and Room Additions or Deletions. Licensee agrees to maintain the Lodge, and all FF&E and exterior signage relating the Lodge, in conformity with Licensor's Standards and Manuals, and promptly to make such repairs, renovations and replacements to the Lodge in order to comply with the System, Standards and Manuals.

Licensee prior to making Renovations shall submit to Licensor complete design drawings and specifications for the Renovation for Licensor's Approval. Licensee agrees hot to add or remove rooms or change the configuration of the Lodge without the prior Approval of Licensor.

      (g)   The Reserve.

            (i) During the Term of this Agreement, Licensee will establish the Reserve , for (1) replacements and renewals of FF&E; (2) Renovations of public areas and Guest Rooms; and (3) repairs to and maintenance of the Lodge's physical facilities (which costs are normally capitalized under generally accepted accounting principles for Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants ("GAAP")), such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking lots.

            (ii) Beginning on the Opening Date and continuing through the Term, Licensee shall fund the Reserve monthly in an amount equal to the following percentage of the preceding month's Gross Rooms
                  Sales:

Time Period                                                      Percent of Gross Rooms Sales
-----------                                                      ----------------------------
Months 2 - 36                                                             2%

Months 37 through the Term                                                3%
(including any renewal periods, if any)

                  Licensee's contribution to the Reserve shall be subordinate to the payment of any mortgage to a bona fide third party institutional lender.


            (iii) The Reserve shall be maintained in a separate account established and maintained by Licensee. Amounts spent by Licensee pursuant to Paragraph 8(g)(i) shall be credited against the balance in the Reserve. If at any time the balance in the Reserve exceeds an amount equal to six percent (6%) of Gross Room Sales during the immediately preceding fiscal year, further contributions shall be suspended until the balance of the Reserve does not exceed such limit.

            (iv) On the third (3rd) anniversary of the Opening Date, and every third (3rd) year thereafter, Licensee shall prepare an estimate ("Renovation and Replacement Estimate") of the expenditures necessary during the next three (3) calendar years to be funded from the Reserve, and shall submit it to Licensor for Licensor's review and Approval. At the same time, Licensor and Licensee will review the condition of the Lodge and the percentage rate (as set forth in Paragraph 8(g)(ii)) of Gross Room Sales paid to the Reserve, and based on such review will adjust such percentage rate as is reasonable (but in no event will the percentage rate be more than three percent (3%) of Gross Room Sales).

            (v) As an alternative to establishing and funding an account to hold the Reserve, Licensee may, at its option, deliver a bond, irrevocable letter of credit, guaranty or other type of security; provided that Licensor Approves the form and substance of the bond, irrevocable letter of credit, guaranty or other type of security.

      (h) Maximize Gross Revenue and Gross Rooms Sales. Licensee shall at all times, other than during a Casualty, keep the Lodge open and Operate the Lodge twenty-four (24) hours a day, seven (7) days a week, staff the Lodge with such number of employees and Operate the business of the Lodge diligently so as to maximize Gross Revenue, Adjusted Gross Revenue, and Gross Rooms Sales.

      (i) Training. The Lodge shall at all times be managed by personnel who have met Licensor's training requirements even if the Lodge is Operated by a third party as allowed by Paragraph 15(c). All of Licensee's personnel will complete, to Licensor's reasonable satisfaction, training programs that Licensor may designate as mandatory. Mandatory training will generally occur at the Lodge; however, managers and supervisors may be required to attend training at other sites, and particular kinds of training (e.g., lifeguard training) may also be required at other sites. All expenses incurred in training, including cost of travel, room, board and wages of the person(s) receiving such training shall be borne by Licensee.

      (j) General Manager. Licensee agrees that at all times during the Term there will be at least one employee of Licensee (or Licensee's management company) who will act as the General Manager and who:

            (i) Is principally responsible for the operation of the Lodge on a full-time basis;

            (ii) Has attended and satisfactorily completed such training, retraining or refresher training program(s) as Licensor may require, at such times and places as Licensor may designate (at Licensee's cost and expense); and

            (iii) Has been Approved by Licensor to be the General Manager of the
                  Lodge.

            In addition to the General Manager, Licensor will also have the right to Approve the Waterpark Manager.

      (k) Taxes. Licensee must promptly pay when due any and all federal, provincial and local taxes (including employment taxes, sales taxes, entertainment, use and excise taxes) levied or assessed with respect to any services or products furnished, used or licensed pursuant to this Agreement.

      (l) Compliance with Laws; Licenses and Permits. Licensee must comply with all federal, provincial and local laws, rules and regulations and timely obtain any and all permits, certificates and licenses for the full and proper conduct of the Lodge's business.

      (m) Indebtedness and Obligations. Licensee will promptly pay when due any and all accounts or other indebtedness of every kind incurred by Licensee in the operation of the Lodge or owed under leases or agreements entered into by or for the Lodge. Licensee accepts full and sole responsibility for any and all debts and obligations incurred in the operation of the Lodge.

      (n) Name. Licensee will identify the Lodge only under the name "Great Wolf Lodge"(R), except as otherwise Approved by Licensor. Licensee will not adopt or use any names in operating the Lodge that have not been Approved by Licensor.

      (o) Employees. Except for the right to approve the Lodge's General Manager and Waterpark Manager, Licensor does not exercise any direction or control over the employment policies or employment decisions of Licensee. All employees of Licensee are solely employees of Licensee, not Licensor. Licensee is not Licensor's agent for any purpose in regard to Licensee's employees or otherwise.

      (p) Purchases by Licensee. Except as provided in Paragraph 12, Licensee may purchase any products, materials and services necessary for the operation of the Lodge, FF&E, exterior signage, and advertising materials from any supplier; provided such product material, services, FF&E, exterior signage and advertising materials conform to the Standards and Manual.

      (q) Trademark Use Approval. Licensee must submit to Licensor's Director of Marketing for Approval prior to use, any proposed use of the Licensed Marks (that has not been previously Approved by Licensor) on any advertising, marketing or promotional materials.

      (r) Cross-Marketing or Cross- Promotion. Licensee may engage in any cross-marketing, cross-promotion or co-branding with any other reputable businesses.

      (s)   Reserved.

      (t) Non-Disclosure. Licensee must comply with the non-disclosure provisions in Exhibit 10.

      (u) Additional Operational Requirements. Licensee must comply with the additional operational requirements specified on Exhibit 11.

      (v) Licensee Non-Competition. During a period beginning on the Effective Date and ending on the later of (1) the second anniversary of the expiration or termination of this Agreement, and (2) the twelfth anniversary of the Effective Date (such period being referred to herein as the "Non-Competition Period"), neither Licensee nor any direct or indirect subsidiary or subsidiaries of Licensee will, directly or indirectly, develop, own, operate or provide consulting or similar services to a hotel with an indoor water park anywhere in the United States (a "U.S. Competitive Business"), except with the prior written consent of Licensor or pursuant to a license agreement with Licensor. Notwithstanding anything in this Section 8(v) to the contrary, Licensor and Licensee agree as follows:

      (i) If the termination of the Agreement is due to the default of Licensor, then the Non-Competition Period shall end on the second anniversary of the termination of this Agreement;

      (ii) Licensee and Licensee's Affiliates will have the right to, directly or indirectly, develop, own, operate or provide consulting or similar services to an outdoor water park attraction anywhere in the United States;

      (iii) Licensee and any direct or indirect subsidiary or subsidiaries of Licensee and their respective management personnel will not assist or consult with any other division of the Jim Pattison Group of Companies in the development, ownership, operation or providing of consulting or similar services to a U.S. Competitive Business; and

      (iv) If an Affiliate of Licensee that is not a direct or indirect subsidiary of Licensee shall, during the Non-Competition Period, directly or indirectly, develop, own, operate or provide consulting or similar services to a U.S. Competitive Business, except with the prior written consent of Licensor or pursuant to a license agreement with Licensor,

            Section 21(j) of this Agreement shall be deemed deleted and of no further force or effect. For avoidance of doubt, nothing in this subsection (iv) will prevent an Affiliate of Licensee that is not a direct or indirect subsidiary of Licensee from owning for investment purposes the capital stock of any U.S. Competitive Business so long as such Affiliate of Licensee does not control the company in question or participate in any management decisions of the company in question.

9.    LICENSED MARKS

      (a) Use by Licensee. Licensor grants to Licensee an exclusive license to use the Licensed Marks, as set forth on Exhibit 3, in the Restricted Territory, subject to the terms and conditions of this Agreement. Licensee agrees not to use any of the Licensed Marks or any marks, names or indicia which are or may be confusingly similar in Licensee's corporate or business name. Licensor is permitted to use the Licensed Marks in the Restricted Territory for the purpose of advertising, marketing and promoting the System and the hotels within the System.

      (b) Acknowledgment of Rights. Licensee acknowledges Licensor's ownership of the Licensed Marks and Licensor's rights in and to the Licensed Marks and agrees (i) that Licensee has not acquired and that Licensee will not represent in any manner that Licensee has acquired in any manner, ownership rights in the Licensed Marks; (ii) that Licensor or its Affiliates may use or grant to others the right to use the Licensed Marks except as provided in this Agreement; (iii) that any and all goodwill associated with the System and identified by the Licensed Marks is Licensor's property and shall inure directly and exclusively to Licensor's benefit; (iv) to observe all laws with respect to the registration of trade names and assumed or fictitious names; and (v) to observe such requirements with respect to trademark and service mark registrations and copyright notices as Licensor may require. Licensee agrees that it will not contest, either directly or indirectly during the Term or after expiration or termination of this Agreement, any of Licensor's rights in or with respect to any of the Licensed Marks.

      (c) Infringement. Licensor understands and acknowledges that Licensee has entered into this Agreement in reliance on the strength and uniqueness of the Licensed Marks, and Licensor's exclusive ownership of such Licensed Marks. As such, Licensor will vigorously defend, police and enforce Licensor's rights with respect to Licensed Marks; and shall immediately bring appropriate actions or proceedings against infringers or other unlawful users at Licensor's sole expense. Licensee shall assist Licensor in taking such action to halt such activities, but shall take no action nor incur any expenses on Licensor's behalf without Licensor's Approval.

      (d) Improvements or Additions. All improvements and additions to, or associated with, the System, all Licensed Marks, and all goodwill arising from Licensee's use of the System and the Licensed Marks will inure to the benefit of Licensor and become the property of Licensor, even if developed by Licensee or its Affiliates. At Licensor's request, Licensee will promptly assign to Licensor any rights or registrations to the Licensed Marks that may be obtained by Licensee or any of its Affiliates. Licensee acknowledges that Licensee is not entitled to receive any payment or other value from Licensor for any goodwill associated with Licensee's use of the System or the Licensed Marks, or any elements or components of the System.

      (e) Discontinue Use of the Licensed Marks. Licensee's obligations to discontinue use of the Licensed Marks upon expiration or termination of this Agreement shall be as specifically set forth in Paragraph 17(d)(i) and
Exhibit 8.

10.   WORLD WIDE WEB

Licensee will maintain a World Wide Web site or otherwise maintain a presence or advertise on the Internet or any other public computer network (each a "Web site") in connection with the Lodge, subject to the following:

      (a) Licensee must submit to Licensor for Approval before use Licensee's proposed HTML documents (and documents in any other hypertext markup language) including all proposed links (except as set forth in Paragraph 10(b) below), frames and meta tags, and true and correct printouts of all Web pages Licensee proposes to use in Licensee's Web site(s) in connection with the Lodge. Licensee understands and agrees that Licensor's right of Approval of all Web materials is necessitated by the fact that such Web materials will include and be inextricably linked with Licensor's Licensed Marks.

      (b) Licensee will provide links on Licensee's Web site(s) to any Great Wolf Lodge and Great Bear Lodge Web site(s) maintained by Licensor. Licensee may also provide links on Licensee's Web site(s) to any Web site(s) maintained by Licensee or its Affiliates. Licensor will provide links on Licensor's Web site(s) to any Web site(s) maintained by Licensee.

      (c) Licensee must obtain Licensor's Approval for each Internet domain name and/or home page address. Licensee will have the exclusive right to use the Internet domain name(s) and/or home page(s) set forth in Exhibit 6 during the Term. Licensee understands and agrees that Licensor will be, and will at all times remain, the sole owner of the domain name for the Web site(s) maintained by Licensee in connection with the Lodge. Licensor will arrange for the centralized registration of the domain name for each such Web site.

      (d) Licensor will furnish Licensee with materials for Licensee's Web site(s), which Licensee may be required to adapt, localize and utilize, but Licensor will be and at all times remain the sole owner of the copyrights for all material which appears on Licensee's Web site(s) (excluding the links to any Web site(s) maintained by Licensee or its Affiliates).

      (e) Upon the Termination of this Agreement, Licensee agrees to irrevocably assign and transfer to Licensor any and all interests Licensee may have in the Web site(s) maintained by Licensor in connection with the Lodge. Licensor agrees to bear the costs of any such assignment and transfer and to execute any documents and perform any other actions required by Licensor to effectuate such assignment and transfer and otherwise ensure that all rights in such Web site(s) revert to Licensor.

11.   MARKETING PROGRAM

One of the benefits of joining the System is the benefit of international (including Canada), national, provincial, regional and local advertising and marketing programs. Such programs promote the goodwill and public image of the System. Licensor and Licensee agree as follows:

      (a) Marketing Program. In addition to the marketing activities provided by Licensee for the Lodge, Licensor or its designee shall maintain, govern, and administer a Marketing Program for Marketing of the System, which may include some or all of the following:, (i) advertising to benefit all Great Wolf Lodge resorts, (ii) oversee and manage media placement strategies, (iii) brand image and promotional materials, (iv) development and implementation of public relations strategies for the Great Wolf Lodge resorts, (v) partnership marketing alliances, (vi) System-wide frequent guest program, (vii) design and implementation of lodge mascots, (viii) coordination and standards on all graphic design, and (ix) multi-use promotional spots on television, radio and print. All fees paid by Licensee pursuant to Paragraph 5(c) shall be part of the Marketing Program and deposited in an account under the control of Licensor. Licensee understands and acknowledges that the Marketing Program is intended to enhance general public recognition and acceptance of the Licensed Marks for the benefit of the System. No part of the Marketing Program assets shall be used by Licensor to defray any of its general operating expenses other than those reasonably allocable to Marketing, including salaries, administrative costs, travel expenses, overhead, agency fees, and other activities reasonably related to the administration or direction of the Marketing Program and its related programs; however, Licensor will be entitled to all interest, if any, earned on monies in the Marketing Program.

      (b) Banking and Reports. The Marketing Program monies will be separately accounted for, and may not be commingled with funds of Licensor or its Affiliates. Licensor will maintain separate books and records for the Marketing Program. All payments pursuant to Paragraph 5(c) will be allocated to the Marketing Program and are not deemed an asset of Licensor. Licensor will provide Licensee with quarterly financial statements with respect to the Marketing Program. Licensee and its designated agents will have the right to examine and audit such books and records at reasonable times, and upon at least five (5) days written notice to Licensor, and no more than one (1) time per calendar year.

      (c) Additional Provisions. Licensor will have the sole right to determine how the funds in the Marketing Program are spent, including sole control over the creative concepts, materials and media used in marketing and promotional activities and the placement and allocation of advertising (provided that the funds in the Marketing Program benefit all of the Great Wolf Lodges in the System that contribute to the Marketing Program in an equitable manner). The Marketing Program monies do not constitute a trust or "advertising fund", and Licensor is not a fiduciary with respect to the Marketing Program monies paid by Licensee and other licensees of the System. Licensor is not obligated to spend amounts in excess of the Marketing Program monies.

12.   FF&E PROGRAM PURCHASES

Licensee must purchase certain FF&E during construction of the Lodge and in connection with Operating the Lodge solely from approved suppliers who demonstrate, to Licensor's satisfaction, the ability to meet Licensor's specifications and standards for such items, and who possess adequate quality controls and capacity to supply Licensee's needs promptly and reliably (the "FF&E Program"). The list of FF&E items that must be purchased under the FF&E Program is attached as Exhibit 9. Licensor may update Exhibit 9 from time to time upon thirty (30) days' written notice to Licensee. Licensee may request in writing Licensor's Approval for Licensee to purchase any items from an unapproved supplier and with its request must furnish all information about the supplier needed by Licensor to evaluate the supplier's ability to meet Licensor's specifications and standards for any item to be supplied, plus the supplier's quality controls and capacity to supply Licensee's needs promptly and reliably. Licensor will not unreasonably withhold Approval of any such request. If Licensee purchases any FF&E under the FF&E Program for FF&E required in connection with the initial startup of the Lodge, Licensee will pay to Licensor (or an Affiliate of Licensor) a fee equal to three percent (3%) of the purchase price paid by Licensee to such supplier (excluding shipping, freight, insurance, custom duties and any federal, state, provincial and municipal excise or sales taxes, or similar or equivalent taxes). Licensee will pay Licensor (or an Affiliate of Licensor) such fee within thirty (30) days of receipt by Licensee of an invoice from Licensor (or an Affiliate of Licensor). The purchasing fee will not apply to items required after initial startup of the Lodge.

13.   REPRESENTATIONS AND WARRANTIES

      (a) By Licensee. Licensee represents and warrants to Licensor, with the understanding that Licensor is relying thereon in entering into this Agreement, that:

            (i) Licensee is duly incorporated and validly subsisting under the laws of the province of British Columbia and is in good standing with and qualified to do business in each province having jurisdiction over the Lodge.

            (ii) Licensee has all corporate power and authority to execute, deliver, consummate and perform this Agreement, and this Agreement will be binding upon Licensee and Licensee's successors and assigns when executed.

            (iii) As of the Effective Date, there are no actions, suits, proceedings or investigations pending or, to Licensee's knowledge or to the knowledge of any of

      Licensee's officers, directors, principal shareholders, or partners after due inquiry, threatened, in any court or arbitral forum, or before any governmental agency or instrumentality, nor to Licensee's knowledge or to the knowledge of any such persons or entities (after due inquiry) is there any basis for any claim, action, suit, proceeding or investigation which affects or could affect, directly or indirectly, Licensee's right or ability to assume and carry out in all respects the duties, obligations and responsibilities specified in this Agreement.

            (iv) Neither Licensee nor any Affiliate of Licensee is a party to any contract, agreement, arrangement or understanding that would conflict with Licensee entering into this Agreement or performing any of Licensee's obligations under this Agreement.

            (v) With respect to Licensor's obligation to provide a disclosure document to Licensee under Section 5 of the Arthur Wishart Act (Franchise Disclosure), 2000, Licensee satisfies the criteria set forth in Section 5(7)(h) of the Arthur Wishart Act (Franchise Disclosure), 2000.

      (b) By Licensor. Licensor represents and warrants to Licensee, with the understanding that Licensee is relying thereon in entering into this Agreement, that:

            (i) Licensor is duly incorporated and validly subsisting under the laws of the state of Wisconsin and is in good standing with and qualified to do business in each state and political/governmental subdivision having jurisdiction over the Lodge.

            (ii) Licensor has all corporate power and authority to execute, deliver, consummate and perform this Agreement, and this Agreement will be binding upon Licensor and Licensor's successors and assigns when executed.

            (iii) As of the Effective Date, there are no actions, suits, proceedings or investigations pending or, to Licensor's knowledge or to the knowledge of any of Licensor's officers, directors, principal shareholders, or partners after due inquiry, threatened, in any court or arbitral forum, or before any governmental agency or instrumentality, nor to Licensor's knowledge or the knowledge of any such persons or entities (after due inquiry) is there any basis for any claim, action, suit, proceeding or investigation which affects or could affect, directly or indirectly, Licensor's right or ability to assume and carry out in all respects the duties, obligations and responsibilities specified in this Agreement.

            (iv) Neither Licensor nor any Affiliate of Licensor is a party to any contract, agreement, arrangement or understanding that would conflict with Licensor entering into this Agreement or performing any of Licensor's obligations under this Agreement.

            (v) Licensor is the sole and exclusive owner of the Licensed Marks, all of which are free and clear of any liens, charges and encumbrances, and no other person or entity has or shall have any claim of ownership with respect to the Licensed Marks whatsoever.

            (vi) Licensor is the sole and exclusive owner of the intellectual property rights in and to the Plans and Specifications, all of which are free and clear of any liens, charges and encumbrances.

            (vii) The Licensed Marks do not infringe the trademark rights of others or violate any personal or property rights of others.

            (viii) Licensor has valid registrations of the Licensed Marks with the United States Patent and Trademark Office and has applied for registration of the Licensed Marks with the Canadian Intellectual Property Office.

            (ix) Licensor is the sole and exclusive owner of the System, all of which is free and clear of any liens, charges and encumbrances, and no other person or entity has or shall have any claim of ownership with respect to the System whatsoever.

            (x) The System does not infringe or violate any personal or property rights of others.

14.   STATEMENTS AND RECORDS

      (a) Maintain Records. Licensee must maintain accounting books and records in accordance with GAAP. Licensee shall retain these records for three
(3) years. This duty to maintain records shall survive the termination of this Agreement.

      (b) Audits. Licensor and its designated agents will have the right to examine and audit such records, accounts, books and data at all reasonable times, and upon at least five (5) days written notice to Licensee, and no more than one (1) time per calendar year, to insure that Licensee is complying with the terms of this Agreement. If such inspection discloses that the Adjusted Gross Revenue or Gross Rooms Sales during any scheduled reporting period actually exceeded by five percent (5%) or more the amount reported by Licensee as Licensee's Adjusted Gross Revenue and Gross Rooms Sales, then (1) Licensee shall bear the cost of such inspection and audit and shall pay immediately any such deficiency with interest from the date due at the Default Rate, and (2) Licensor will thereafter be permitted to audit no more than two (2) times per calendar year.

      (c) Adjusted Gross Revenue and Gross Rooms Sales. Within ninety (90) days following the end of Licensee's fiscal year, Licensee must submit to Licensor a report certified by Licensee showing Licensee's monthly Gross Revenue, Adjusted Gross Revenue and Gross Rooms Sales for each month during the fiscal year. If requested by Licensor in writing, Licensee will have such report certified by a chartered accountant, at Licensee's cost.

15.   TRANSFER, ASSIGNMENT, AND OPERATION BY MANAGEMENT COMPANY

      (a) By Licensor. This Agreement may be freely assigned or transferred by Licensor, in whole or in part, without Licensee's approval, to any Person that agrees to expressly assume and perform Licensor's obligations under this Agreement and that has adequate financial resources and management experience to perform and assume all of the obligations, duties and responsibilities of Licensor under this Agreement. A change of the ownership interest of Licensor from the date of this Agreement of more than fifty percent (50%) shall be deemed an assignment for purposes of this Paragraph 15(a). Prior to any assignment, Licensor will furnish Licensee with information regarding the financial resources and management capabilities of the assignee.

      (b) By Licensee. Licensee understands and acknowledges that the rights and duties created by this Agreement are personal to Licensee, and that Licensor has granted this License in reliance on the skill, aptitude and business and financial capacity of Licensee. Accordingly, Licensee shall not assign or transfer this Agreement without the prior Approval of Licensor. A change of the ownership interest of Licensee from the date of this Agreement of more than fifty percent (50%) shall be deemed an assignment for which Licensor's prior Approval shall be required. Notwithstanding anything in this Paragraph 15(b) to the contrary, this Agreement may be assigned or transferred by Licensee, without Licensor's prior Approval, to an Affiliate of Licensee provided that (1) such Affiliate must agree in writing to be bound by the terms and conditions of this Agreement, (2) such Affiliate must have adequate financial resources and management experience to perform and assume all of the obligations, responsibilities and duties of Licensee, and (3) any such assignment or transfer will not relieve Licensee of any of its liabilities or obligations under this Agreement, and Licensee shall remain fully bound by the terms and conditions of this Agreement.

      (c) Operation by Management Company. The Lodge may be Operated by Licensee or others under a management agreement, and any Food & Beverage facility or leased shop may be Operated by others under a lease or concession or management agreement. However, any such operation pursuant to a management agreement, lease or concession must be Approved by Licensor. Licensee is in no way relieved or otherwise released from any obligations, terms or conditions of this Agreement. If such management agreement, lease or concession conflicts with the terms of this Agreement, the provisions of this Agreement shall prevail.

16.   INSURANCE; INDEMNITY

      (a) Insurance. Licensee must, at Licensee's expense prior to the earlier of (i) the date on which Licensee uses any of the Licensed Marks, (ii) the commencement of any construction at the Premises and (iii) the Opening Date (or the date of this Agreement if the Lodge is under construction), procure and maintain in full force and effect throughout the Term the following categories of insurance coverage:

            (i) Broad form comprehensive general liability insurance, including bodily injury (including death) and property damage, in the face amounts of not less than $20,000,000 for individual personal liability and $5,000,000 for property damage liability. Such insurance must consist of at least $5,000,000 in primary insurance; the balance may be in the form of an umbrella policy.

            (ii) "All Risks" insurance, insuring the Lodge for not less than one hundred percent (100%) of its replacement cost.

            (iii) Worker's compensation insurance (in statutory amounts) for
                  Licensee's employees. If workers' compensation coverage is elective under applicable law, Licensee will nevertheless provide such coverage as though it were required.

            (iv) If any vehicle is operated in connection with the Lodge, automobile liability coverage, including coverage of owned, non-owned and hired vehicles, with minimum limits of liability in the greater of
                  (i) the amount required by all applicable provincial and federal laws, or (ii) $2,000,000 for each person killed or injured, and, subject to that limit for each person, a total minimum liability of $5,000,000 for any number of persons injured or killed in one accident, and a minimum limit of $5,000,000 for injury, destruction or loss of use of property of third persons as the result of any one accident.

The insurance coverage acquired and maintained by Licensee at Licensee's expense, as set forth in subparagraphs (i) - (iv) above, must:

            1. Name Licensor and the Licensor Indemnitees as additional insureds and provide that the coverage afforded applies separately to each insured against whom claim is brought as though a separate policy had been issued to each insured (except for the insurance coverages provided in Paragraphs 16(a)(ii) and 16(a)(iii)); and

            2. Provide, by endorsement, that Licensor must receive at least thirty days prior written notice of any intent to reduce policy limits, restrict coverage, cancel or otherwise alter or amend the policy.

At Licensor's written request, Licensee will promptly provide Licensor with Certificates of Insurance evidencing the required coverage.

      (b) Licensee Indemnity. Licensee will indemnify, hold harmless and promptly reimburse Licensor and Licensor Indemnitees for, from and against any and all fines, damages, losses, legal fees, costs, expenses (including court costs and expenses) and other liabilities suffered or incurred by reason of any claim, demand, lawsuit, or other proceeding arising directly or indirectly from, as a result of, or in connection with (i) any claimed occurrence at or in connection with the Lodge or the Premises (including any claim arising from, as a result of, or in connection with the design, construction, financing, furnishing, equipment, acquisition of supplies, or operation of the Lodge in any way), or any act, omission, or obligation of Licensee or the Licensee Indemnities, (ii) any bodily injury, personal injury, death, or property damage suffered by any guest, customer, visitor or employee of the Lodge, (iii) environmental matters of any kind pertaining to the Lodge or Premises, including hazardous, toxic or dangerous materials located in, on or about the Lodge or Premises, (iv) Licensee's breach of this Agreement, including any representations and warranties contained in this Agreement; (v) any claim by an employee of Licensee or any Affiliate of Licensee (to the extent arising out of or relating to this Agreement or any related agreement (including the Collateral Agreements)); (vi) any claim that Licensee has infringed the patent, copyright, trademark, trade secret, or other intellectual property right of any Person other than Licensor, (vii) any claim that Licensee or any Affiliate of Licensee has violated any federal, provincial, state, or local law, regulation, ruling, standard or directive applicable to the Lodge or its operations, (viii) any claim arising out of the Licensee's use of the Plans and Specifications, or (ix) any other business conducted by Licensee in or around the Premises, but such indemnity shall not extend to fines, damages, losses, legal fees, costs, expenses, and other liabilities that are attributed to, directly or indirectly, the wrongful conduct, negligence, or gross negligence of Licensor or the Licensor Indemnitees, breach of this Agreement by Licensor or the Licensor Indemnitees, or breach of any Collateral Arrangements by Licensor or Licensor Indemnitees. If any matter shall arise which may involve or give rise to a claim by Licensor against Licensee under the provisions of this Paragraph 16(b) (a "Licensor

Indemnity Claim"), Licensor shall give prompt notice thereof to Licensee stating the general nature of the Licensor Indemnity Claim and shall thereafter give prompt notice of any change therein. If Licensor fails to give prompt written notice to the Licensee of a Licensor Indemnity Claim, Licensor's right to indemnification shall be reduced to the extent that such delay prejudiced the defense of the Licensor Indemnity Claim or increased the amount of liability or the cost of the defense. If the Licensor Indemnity Claim involves any claim made by any third party against Licensor (a "Licensor Third Party Claim"), then within 30 days of the original notice of such Licensor Indemnity Claim, Licensee may elect (by written notice to the Licensor) to assume the defense of such Licensor Third Party Claim at Licensee's own cost and expense. If Licensee so elects to assume such defense, then (i) Licensee shall not enter into any settlement of such Licensor Third Party Claim without the Approval of Licensor, which Approval will not be unreasonably withheld or delayed, and (ii) Licensor agrees to provide reasonable cooperation, at the expense of Licensee, with the Licensee in connection with such defense. If Licensee has assumed the defense of any such Licensor Third Party Claim, Licensor may retain its own counsel in connection with such Licensor Third Party Claim, but the fees and disbursements of such counsel will be at the sole expense of the Licensor. Licensee's indemnity obligations under this Paragraph 16(b) will survive expiration or termination of this Agreement.

      (c) Licensor Indemnity. Licensor shall indemnify, hold harmless and promptly reimburse Licensee and Licensee Indemnitees for, from and against any and all fines, damages, losses, legal fees, costs, expenses (including court costs and expenses) and other liabilities suffered or incurred by reason of any claim, demand, lawsuit, or other proceeding arising directly or indirectly from, as a result of, or in connection with (i) any act, omission, or obligation of Licensor or the Licensor Indemnitees, (ii) Licensor's breach of this Agreement, including any representations and warranties contained in this Agreement, (iii) any claim, suit or demand against Licensee on account of any alleged infringement, unfair competition, or similar matter relating to the use of the Licensed Marks or any of Licensor's other intellectual property licensed to Licensee under this Agreement, or (iv) any claim, suit or demand against Licensee by Tall Pines Development Corporation arising out of or relating to the Development Agreement (Master) between Licensor and Tall Pines dated October 5, 1998 (as amended), or any related agreements), but such indemnity shall not extend to fines, damages, losses, legal fees, costs, expenses, and other liabilities that are attributed to, directly or indirectly, the wrongful conduct, negligence, or gross negligence of Licensee or the Licensee Indemnitees, breach of this Agreement by Licensee or the Licensee Indemnitees or breach of any Collateral Arrangements by Licensor or Licensor Indemnitees.. If any matter shall arise which may involve or give rise to a claim by Licensee against Licensor under the provisions of this Paragraph 16(c) (a "Licensee Indemnity Claim"), Licensee shall give prompt notice thereof to Licensor stating the general nature of the Licensee Indemnity Claim and shall thereafter give prompt notice of any change therein. If Licensee fails to give prompt written notice to Licensor of a Licensee Indemnity Claim, Licensee's right to indemnification shall be reduced to the extent that such delay prejudiced the defense of the Licensee Indemnity Claim or increased the amount of liability or the cost of the defense. If the Licensee Indemnity Claim involves any claim made by any third party against Licensee (a "Licensee Third Party Claim"), then within 30 days of the original notice of such Licensee Indemnity Claim, Licensor may elect (by written notice to Licensee) to assume the defense of such Licensee Third Party Claim at Licensor's own cost and expense. If Licensor so elects to assume such defense, then (i) Licensor shall not enter into any settlement of such Licensee Third Party Claim without the prior written consent of the Licensee, which consent will not be unreasonably withheld or delayed, and (ii) Licensee agrees to provide reasonable cooperation with Licensor, at the expense of Licensor, in connection with such defense. If Licensor has assumed the defense of any such Licensee Third Party Claim, Licensee may retain its own counsel in connection with such Licensee Third Party Claim, but the fees and disbursements of such counsel shall be at the sole expense of Licensee. Licensor's indemnity obligations under this Paragraph 16(c) will survive expiration or termination of this Agreement.

17.   DEFAULT AND TERMINATION

      (a) Event of Default. An "Event of Default" with respect to a party means any of the following events:

            (i) the breach by such party of a payment obligation under this Agreement which breach is not cured within five (5) days after receipt by such party of written notification thereof from the other party;

            (ii) the breach by such party in the performance of any of its material obligations (other than payment obligations) under this Agreement, which breach is not cured within thirty (30) days after receipt by such party of written.notice thereof from the other party (provided, however, that if the breach may be cured and reasonably requires more than thirty (30) days to cure, and the breaching party commences action to cure the breach within thirty (30) days and thereafter promptly and continuously uses its best efforts to remedy and cure the breach, the cure period will be extended for a reasonable additional period of time (such reasonable additional period of time to be determined taking into account the nature of the breach and the amount of time reasonably required to cure such breach)); or

            (iii) the existence of an Event of Insolvency with respect to such party if such party is in breach of the performance of any of its material obligations under the Agreement.

      (b) Determination of Existence of a Termination Event. If an Event of Default occurs, the party which has committed or suffered such Event of Default (the "Defaulting Party") shall be given written notice by the other party (the "Non-Defaulting Party") of the existence of such Event of Default, and the Defaulting Party will have twenty (20) days (or five (5) days if the Event of Default relates to a breach of a payment obligation under this Agreement) after such notice (a "Default Notice") to cure the Event of Default. If no cure is made within twenty (20) days following receipt of the Default Notice (or within five (5) days following receipt of the Default Notice if the Event of Default relates to a breach of a payment obligation under this Agreement), then the Non-Defaulting Party may elect to treat such failure to cure the Event of Default as a Termination Event and to exercise the Non-Defaulting Party's rights to terminate this Agreement under Paragraph 17(c).

      (c)   Termination.

            (i) This Agreement may be terminated by the Licensee on at least three (3) months' prior written notice at the end of the Initial Term or any Renewal Term.

            (ii) This Agreement may be terminated by the Licensor ten (10) days after written notice ("Licensor's Termination Notice") to the Licensee of a Termination Event with respect to Licensee.

            (iii) This Agreement may be terminated by the Licensee ten (10) days after written notice ("Licensee's Termination Notice") to the Licensor of a Termination Event with respect to Licensor.

      (d) Post-termination Obligations. Immediately upon the expiration or termination of this Agreement, Licensee and Licensor must comply with the following provisions:

            (i) Complete De-Identification of Lodge and Cease Use of Licensed Marks. Licensee must not, directly or indirectly, represent that the Lodge is Operated or in any way connected with the System or hold itself out as a licensee or former Licensee of Licensor, and Licensee will no longer be entitled to use the System or the Reservation System for the Lodge. Licensee must comply with the termination procedures set forth in Exhibit 8. Upon expiration of this Agreement, Licensee will be solely responsible for the cost and expense to comply with the termination procedures set forth in Exhibit 8. If this Agreement is terminated by Licensor under Paragraph 17(c)(ii) prior to the expiration of this Agreement, Licensee will be solely responsible for the payment of the cost and expense to comply with the termination procedures set forth in Exhibit 8. If this Agreement is terminated by Licensee under Paragraph 17(c)(iii) prior to the expiration of this Agreement, Licensor will be solely responsible for immediately reimbursing Licensee for Licensee's costs and expenses to comply with the termination procedures set forth in Exhibit 8; provided, that in no event will Licensor be obligated to reimburse Licensee for more than CDN$ 1,000,000.

            (ii) Debts; Liquidated Damages. Licensee must pay all sums owing to Licensor even if invoiced to Licensee after this Agreement expires or is terminated. If Licensor terminates this Agreement under Paragraph 17(c)(ii), such sums will include actual damages (other than future fees pursuant to Paragraphs 5(b) and 5(c)), costs and expenses (including attorney's fees and court costs incurred by Licensor as a result of such termination), and

                  (A) if the termination occurs after the Effective Date but before the Opening Date, in addition to actual damages, damages will also include (as liquidated damages and not as a penalty), an amount equal to one dollar ($1.00), or

                  (B) if the termination occurs after the Opening Date, in addition to actual damages, damages will also include (as liquidated damages and not as a penalty), an amount equal to the monthly average for the last twelve (12) months of the Lodge's operation (or if open less than twelve (12) months, Licensee's budgeted monthly average for the first twelve (12) months of the Lodge's operation) of fees payable pursuant to Paragraphs 5(b) and 5(c), multiplied by twenty-four (24), or by the actual number of months (prorated for fractional months) left in the Term, if less than twenty-four (24), discounted to present value using the Default Rate.

The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of this Agreement, and have provided for liquidated damages which represent their reasonable estimate of the damage from, among other things, the loss of revenue, market representations, customer confusion and damage to the Licensed Marks and goodwill, which will result from premature termination. This provision is not intended to limit Licensor's right to recover actual damages or to obtain injunctive relief with respect to any breach of Licensor's intellectual property rights.

            (iv) Return of Manuals. Licensee must immediately return to Licensor all originals and copies of the Manuals.

      (e) Survival of Certain Obligations. The expiration or termination of this Agreement does not terminate or affect Licensor's or Licensee's covenants and obligations that by their nature survive the termination of this Agreement, including Licensor's and Licensee's obligations that involve indemnification, confidentiality, or Post Termination Obligations.

18.   CONDEMNATION AND CASUALTY

      (a) Condemnation. Licensee shall, at the earliest possible time, give Licensor full notice of any proposed taking by eminent domain. If a Condemnation takes place, this Agreement will terminate upon notice from Licensee to Licensor. Licensee will not be obligated to pay liquidated damages provided that Licensee pays all amounts due to Licensor and its Affiliates for the period through termination and complies with Paragraph 17(d).

      (b) Casualty. If the Lodge is damaged by fire or other Casualty, which does not require closing the Lodge, Licensee will expeditiously repair the damage, while causing the least inconvenience possible to Lodge guests. If the damage or repair requires closing the Lodge, Licensee will immediately notify Licensor and will, within one hundred eighty (180) days, notify Licensor whether Licensee will repair or rebuild the Lodge. If Licensee intends to reopen the Lodge, Licensee will commence reconstruction within one hundred eighty (180) days after closing or as soon thereafter as reasonably practical; will expeditiously continue on an uninterrupted basis with such reconstruction and will reopen the Lodge for continuous business operations as soon as practicable (but in any event within eighteen (18) months after closing of the Lodge), giving Licensor notice of the proposed date of reopening at least ninety (90) days prior to reopening, and upon reopening, the Term will be extended by the period impacted by such Casualty including any reconstruction. The eighteen (18) month deadline for reopening the Lodge set forth in the preceding sentence will be extended if and to the extent that construction or required zoning or licensing permits are delayed by circumstances beyond the control of Licensee, including a Force Majeure; the length of such extension will be equal to the length of such delay. If Licensee determines it will not rebuild or repair, or the Lodge is not reopened in accordance with this Paragraph, this Agreement will terminate upon notice thereof by Licensor to Licensee without payment of liquidated damages if Licensee (i) promptly pays all outstanding amounts that Licensee owes to Licensor and its Affiliates, and
(ii) complies with Paragraph 17(d).

      (c) Fees Abated. If the Lodge suffers a Casualty that requires a closing of the Lodge, all fees that would have been payable to Licensor under this Agreement will be abated during the period impacted by the Casualty, including any reconstruction.

19.   NOTICES

      Any notice required to be given under this Agreement must be in writing and must be either mailed by registered mail, return receipt requested, or delivered by a nationally recognized overnight courier service, receipt acknowledged, or delivered by hand. Notices to Licensee must be sent to it at:

      With a copy sent to:              C/O Ripley Entertainment Inc.
                                        5728 Major Boulevard, Suite 700
                                        Orlando, FL, USA 32819
                                        Attn: President

                                        And

                                        The Jim Pattison Group
                                        1600 - 1055 West Hastings Street
                                        Vancouver, BC V6E 2H2
                                        Canada
                                        Attn: Director of Legal Services

Notices to Licensor must be sent to:

                                        The Great Lakes Companies, Inc.
                                        122 West Washington Avenue
                                        10th Floor
                                        Madison, Wisconsin USA 53703
                                        Attention: General Counsel
                                        Facsimile: (608) 251-6800

      With a copy sent to:

                                        King & Spalding LLP
                                        191 Peachtree St.
                                        Atlanta, Georgia, USA 30303
                                        Attention: William G. Roche

Any notice complying with these provisions will be deemed to be given five (5) days after mailing or on the day of delivery by overnight courier service or by hand or upon refusal of delivery. Each party will have the right to designate any other address for such notices by giving written notice thereof in the foregoing manner, and in such event all notices to be sent after receipt of such written notice must be sent to such other address.

20.   GOVERNING LAW; DISPUTE RESOLUTION; LITIGATION; ATTORNEY'S FEES

      (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York (without regard to its conflicts of law provisions), which laws shall prevail in the event of any conflict, unless otherwise required by law (including in the case of a claim under the Arthur Wishart Act (Franchise Disclosure), 2000, if and to the extent required under such Act).

      (b)   Dispute Resolution.

            (i) If there is a dispute, claim, question or difference arising out of or relating to this Agreement or any breach of this Agreement (a "Dispute") (other than in accordance with the procedure for dispute resolution set forth below in Paragraph 20(b)(ii)), the Licensor and the Licensee will use their good faith efforts to settle such dispute, claim, question or difference. To this effect, they will consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

            (ii) If the parties do not reach a solution pursuant to the provisions of Paragraph 20(b)(i) within a period of seven (7) days, then upon written notice by a party to the other party in compliance with the notice provision of this Agreement, the parties will attempt in good faith to resolve the Dispute by non-binding mediation except as is expressly provided in this Agreement. If the parties are unable to resolve the Dispute within a further period of twenty (20) days through non-binding mediation, then such Dispute and any other issue pertaining to this Agreement shall be resolved by an application or an action commenced in the U.S. District Court for the Southern District of New York or the Supreme Court of New York County (before a judge alone, with no jury), except in the case of a claim under the Arthur Wishart Act (Franchise Disclosure), 2000, if and to the extent that such Act requires that an action be brought in Ontario.

      (c) Attorneys' Fees and Costs. If either party institutes legal action against the other party to interpret or enforce this Agreement or to obtain damages for any alleged breach of this Agreement, the prevailing party in such action, will be entitled to an award of reasonable attorney's fees.

21.   MISCELLANEOUS

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

      (a) Independent Contractor. Licensee is an independent contractor and is not authorized to make any contract, warranty or representation or to create any obligation on behalf of Licensor. Nothing in this Agreement is intended by the parties to create a fiduciary relationship between them or to constitute Licensee an agent, legal representative, joint venturer, partner, employee or servant of Licensor for any purpose whatsoever. Licensor has no authority to hire, fire or determine the working conditions or compensation of any of Licensee's employees.

      (b) No Third-Party Beneficiaries. Licensee and Licensor do not intend for any third party to be a beneficiary of Licensee's or Licensor's rights or benefits under this Agreement.

      (c)   Time of Essence. Time is of the essence in this Agreement.

      (d) Force Majeure. If a Force Majeure occurs, the parties will be relieved of their respective obligations to the extent such parties are necessarily prevented, hindered, or delayed in such performance during the period of such Force Majeure. The party whose performance is affected by Force Majeure must give prompt, written notice of such Force Majeure to the other party.

      (e) Severability and Construction. Should any provision of this Agreement be for any reason held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will in no way be affected and will remain valid and enforceable for all purposes, both parties declaring that they would have executed this Agreement without inclusion of such provision. Each party agrees to execute and deliver to the other any further documents which may be reasonably required to effectuate fully the provisions of this Agreement. All words in this Agreement will be deemed to include any number or gender as the context or sense of this Agreement requires. The words "will," "shall," and "must" in this Agreement indicate a mandatory obligation. The use of the words "include," "includes," and "including" followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. The words "day" and "days" refer to calendar days unless a number of Business Days is specified. The words "month" and "months" refer to calendar months unless otherwise stated.

      (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but such counterparts together will constitute one and the same instrument.

      (g) Headings and Paragraphs. The table of contents, headings and captions contained in this Agreement are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. Paragraph references located throughout this Agreement are to Paragraphs in and to this Agreement unless otherwise noted.

      (h) Remedies Cumulative and Waiver. The remedies granted to each party under this Agreement are cumulative and are not intended to be exclusive of any other remedies to which a party may be entitled under the laws of State of New York or in the Province of Ontario pursuant to the Arthur Wishart Act (Franchise Disclosure), 2000. No failure by a party to exercise any power reserved to such party by this Agreement and no custom or practice of the parties at variance with the terms will constitute a waiver of such party's right to demand exact compliance with any of the terms of this Agreement. No waiver or approval by a party of any particular default by the other party, nor any delay, forbearance or omission by a party to act or give notice of default or to exercise any power or right arising by reason of such default under this Agreement, nor acceptance by a party of any payments due under this Agreement, be considered a waiver or approval by such party of any preceding or subsequent default by the other party of any term, covenant or condition of this Agreement.

      (i) Approvals and Advice. All approvals, directions, authorizations or consents required of Licensor pursuant to the terms of this Agreement (collectively, an "APPROVAL") must be in writing, shall not be unreasonably withheld and must be accompanied by any documentation or information in sufficient detail reasonably required for Licensor to consider the approval request. If an Approval is requested, Licensor will either: (i)give such Approval in writing; or (ii) provide the Licensee with written notice that the Licensor is withholding its Approval, in either case, within ten (10) Business Days (or, such shorter period as may apply pursuant to Paragraph 6(c)) following receipt of the request (together with any required documentation). If Licensor does not deliver either (i) or (ii) above within such ten (10) Business Day period (or such shorter period as may apply pursuant to Paragraph 6(c)), Approval will be deemed to have been given.

      (j) Right of First Refusal. Licensor's right to Operate or license any person or entity to Operate at any location in Canada (but for clarity, outside the Restricted Territory) a Great Wolf Lodge, Great Bear Lodge, Blue Harbor Resort, any hotel resort with a water park, or any business under the System, will be subject to Licensee's right of first refusal. Licensee shall exercise its right of first refusal in the following manner:

            (i) Licensor will deliver to Licensee a true and complete copy of the proposed transaction (the "Notice") and furnish to Licensee any additional information concerning the proposed transaction that Licensee reasonably requests.

            (ii) Licensee shall have thirty (30) days after receipt of the Notice to exercise Licensee's right of first refusal by written notice to Licensor.

            (iii) If Licensee exercises its right of first refusal, Licensee will be given thirty (30) days after notifying Licensor of its Licensee's election to exercise Licensee's right of first refusal and to close on the transaction by entering into a license agreement with Licensor. The form of such license agreement will be identical in all material respects with the form of this Agreement except as follows: (a) the term of the agreement will be ten (10) years, or such shorter term as may be standard in Licensor's agreements with licensees other than Licensee and Licensee's affiliates and (b) Section 17(d)(ii) shall be deleted and the following substituted therefore:

                  (ii) Debts; Remedies. Licensee must pay all sums owing to Licensor even if invoiced to Licensee after this Agreement expires or is terminated. If Licensor terminates this Agreement under Paragraph 17(c)(ii), such sums will include actual damages (including without limitation future fees pursuant to Paragraphs 5(b) and 5(c)), costs and expenses (including attorney's fees and court costs

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

                        incurred by Licensor as a result of such termination. Licensor shall have all other remedies against Licensee available at law or in equity.

                  Upon the execution of this Agreement, the parties will use good faith efforts to negotiate and enter into a mutually acceptable Master Franchise Agreement for Canada, and upon execution, the terms and conditions of the Master Franchise Agreement will supercede this Paragraph 21(j) and will also set forth the standard terms and conditions for subsequent license agreements.

            (iv) If Licensee elects not to exercise Licensee's right of first refusal for such proposed transaction, then Licensor will be free to close on the proposed transaction on the terms and conditions specified in the Notice. If however, the terms of the proposed transaction are changed in any material respect, the changed terms will be deemed to be a new proposed transaction, and Licensee will have a right of first refusal with respect to such new proposed transaction.

            (v) Licensee's election not to exercise its right of first refusal with regard to any proposed transaction will not affect Licensee's right of first refusal with regard to any other proposed transaction.

            (vi) The provisions of this Paragraph 21(j) will no longer apply upon expiration or termination of this Agreement.

      (k) Entire Agreement. This Agreement, the Management Services Agreement, the Reservation System Agreement, the Construction Management Services Agreement, Purchase and Sale Agreement Land, Purchase and Sale Agreement Plans and Specifications, and Purchase and Sale Agreement Site Investigation and Studies contain the entire agreement, including inducements, all agreements, representations, and arrangements between the parties. No amendment, change or variance from this Agreement will be binding upon either party except by mutual written agreement.

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

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal effective on the date first written above.

                        LICENSOR:

                        THE GREAT LAKES COMPANIES, INC.

                        By: /s/ BRUCE D. NEVIASER
                           ------------------------------------
                        Name:
                        Title:

                        Attest: /s/ J. MICHAEL SCHROEDER
                               --------------------------------
                        Date: January 30, 2004

                        LICENSEE:

                        JIM PATTISON ENTERTAINMENT LTD.

                        BY: /s/ ROBERT E. MATTERSON
                           ------------------------------------

                        Attest: /s/ SCOTT LINE
                               --------------------------------

                        Date: January 30, 2004

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